Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
EMCORE Corporation:

We consent to the use of our reports dated December 7, 2016, with respect to the consolidated balance sheets of EMCORE Corporation as of September 30, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2016, and the effectiveness of internal control over financial reporting as of September 30, 2016, incorporated herein by reference.
/s/KPMG LLP

Irvine, California

May 9, 2017